Exhibit 99.1

                      ADDENDUM TO SHARE EXCHANGE AGREEMENT

      THIS ADDENENDUM (the "Addendum"), dated September 16, 2005, shall serve to amend the below listed terms of the SHARE EXCHANGE AGREEMENT (the "Agreement") dated August 11, 2005, by and between Eline Entertainment Group, Inc., a Nevada corporation ("Eline"), CTD Holdings, Inc., a Florida corporation ("CTDH"), and Rick Strattan ("Strattan"), the President, CEO, Chairman and majority shareholder of CTDH, therein removing paragraphs 7 and 11 of the Agreement dated August 11, 2005 and inserting the respective paragraphs listed below as of the first date listed above.

      7. OPERATION OF CTDH AFTER CLOSING.

         (a) Strattan is the principal executive officer of CTDH, responsible for its business and operations. After the Closing, Strattan will continue to fulfill those duties in the same manner and with the same devotion of substantially all of his time and efforts in fulfilling his fiduciary obligations in such capacity. Strattan shall have autonomous control over the CTD, Inc. operating subsidiary and acquisitions further expanding the cyclodextrin businesses, divisions and direction, and specifically as contemplated in paragraph 7(d) herein, that autonomous control shall apply to all matters including day-to-day operations. It is understood by all parties hereto that such autonomous control is due to Strattan's extensive expertise, contacts and experience in the cyclodextrin area and such autonomous control shall apply to the day-to-day operations of the cyclodextrin-based business. Further, CTDH shall consult with Strattan in all future acquisitions by CTDH prior to closing of such anticipated acquisitions.

         (b) Strattan will submit operating budgets to Eline for its approval, which such approval will not be unreasonably withheld, and Eline and Strattan shall agree regarding the hiring or retention of any employees or consultants that are not involved in the day-to-day operations of the CTDH.

         (c) Effective with the Closing Date, Eline will charge CTDH from time to time for normal corporate overhead attributable to the administration of CTDH.

         (d) Subsequent to the Closing Date, Eline, at its own discretion, will advance CTDH at various times and in various amounts an aggregate of up to one million five hundred thousand dollars ($1,500,000) to be used by CTDH for the acquisition of Cyclolab R&D Labs of Budapest, Hungary. Such funding is also subject to the completion of satisfactory due diligence on the part of Eline with respect to both Cyclolab R&D Labs and CDTH.


      11. DISTRIBUTION OF CDTH BUSINESS OPERATIONS. In conjunction with this agreement and the terms of the Exchange of Shares pursuant to Paragraph 2 and the Operation of CDTH After Closing pursuant to Paragraph 7 (d), it is contemplated that Eline and CDTH will attempt to acquire other businesses entities operating in the cyclodextrin and bio-tech industries that compliment or augment the current business operations of CTDH. In the event Eline or CTDH is unable to consummate such transactions and achieve this goal within one year from date of the closing herein, or as otherwise agreed upon between the parties, Eline, at its sole discretion, may take such actions as may be appropriate to distribute the business of CTDH to the stockholders of CTDH. At Eline's sole discretion, such distribution shall be accomplished through one of the following two methods:

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         (a) Strattan will return to Eline 100,000 shares of the Eline Common
Stock in exchange for the return to Strattan of the one share of Series A preferred stock of CTDH, which share represents controlling interest in the voting securities of CTDH, or;

         (b) Eline shall undertake the creation of a newly formed entity having the identical capital structure of CTDH, wherein such newly formed entity shall distribute to CDTH shareholders its common stock on a basis equal to the number of shares held by such shareholders in CTDH as of the record date for such distribution, as well as distribute to Strattan shares of a preferred stock having the rights and preferences equivalent to those of the share of Series A preferred stock of CTDH, including controlling interest in the voting securities of the newly formed entity. Further, Eline shall take such steps necessary to ensure that the new entity is publicly traded on the OTC Bulletin Board, emulating the current status of CTDH. Moreover, Eline shall retain an interest of 20% of the common stock of such newly formed entity on a fully diluted basis.

      IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.



                                        ELINE ENTERTAINMENT GROUP, INC.

                                        By: /s/ Barry A. Rothman
                                            --------------------
                                            Barry A. Rothman, President


                                        ELINE HOLDING GROUP, INC.

                                        By: /s/ Jayme Dorrough
                                            ------------------
                                            Jayme Dorrough, Sole Director


                                        CTD HOLDINGS, INC.

                                        By: /s/ Rick Strattan
                                            -----------------
                                            Rick Strattan, President,
                                            CEO & Chairman

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